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                                                                    EXHIBIT 12.1


AMERICAN COMMERCIAL LINES LLC
RATIO OF EARNINGS TO FIXED CHARGES
(THOUSANDS OF DOLLARS)


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

                                                   FISCAL YEAR ENDED       DEC. 29,     MAY 29,            FISCAL YEAR ENDED
                                                 --------------------      2001 TO      2002 TO    ---------------------------------
                                                  DEC. 29,   DEC. 28,      MAY 28,      DEC. 27,   DEC. 27,     DEC. 26,   DEC. 31,
                                                    2000       2001          2002         2002       2002         2003       2004
                                                 ---------   --------     ---------     --------   -------      --------   --------
EARNINGS:
   Earnings (loss) before income taxes           (7,830)     (5,702)      (44,929)     (25,258)    (70,187)     (59,475)      6,149
   Less minority earnings or loss                 1,062       1,550        (1,158)       2,570       1,412          886       1,209
   Less equity investment earnings or loss          235       2,541          (642)         272        (370)      (4,714)     (2,385)
   Plus Dividends from equity investments             -           -             -          150         150            -         810
   Fixed Charges (see below)                     83,828      86,505        30,711       45,211      75,922       51,979      46,634
                                                 ------      ------       -------       ------      ------      -------      ------
      Earnings, as Adjusted                      77,295      84,894       (16,018)      22,945       6,927      (11,324)     52,417

FIXED CHARGES:
   Interest on indebtedness                      67,751      66,519        23,119       33,259      56,378       32,637      29,409
   Amortization on debt issuance costs            3,062       4,413         1,246        1,149       2,395        2,958       2,170
   Amortization on debt discount                      -           -             -        2,882       2,882        5,919       7,444
   Interest portion of fixed rent expense        13,015      15,573         6,346        7,921      14,267       10,465       7,611
                                                 ------      ------       -------       ------      ------      -------      ------
      Fixed Charges                              83,828      86,505        30,711       45,211      75,922       51,979      46,634

   Ratio of Earnings to Fixed Charges               0.9x        1.0x         (0.5)x        0.5x        0.1x        (0.2)x       1.1x
                                                 ======      ======       =======      =======     =======      =======      ======
Excess (Shortage) Of Earnings To Fixed Charges   (6,533)     (1,611)      (46,729)     (22,266)    (68,995)     (63,303)      5,783

INTEREST PORTION OF FIXED RENT:
   Building and Equipment Rent                   49,463      56,711        23,121       29,896      53,017       37,044      26,852
   Less: Short-Term Rent                        (10,025)     (9,519)       (3,890)      (5,893)     (9,783)      (5,332)     (3,787)
                                                 ------      ------       -------       ------      ------      -------      ------
   Building and Equipment Rent - Net             39,438      47,192        19,231       24,003      43,234       31,712      23,065
   Interest Portion Factor of Fixed Rent             33%         33%           33%          33%         33%          33%         33%
                                                 ------      ------       -------       ------      ------      -------      ------
      Interest Portion of Fixed Rent             13,015      15,573         6,346        7,921      14,267       10,465       7,611
                                                 ======      ======       =======       ======      ======      =======      ======
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